Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333- 78673), of our report, which contained an explanatory paragraph regarding Saba Petroleum Company's ability to continue as a going concern, dated April 15, 1998, relating to the financial statements of Saba Petroleum Company which appears in the Greka Energy Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement and any amendment thereto pursuant to Rule 462 of the Securities Act.

/s/ PricewaterhouseCoopers

Los Angeles, California
February 9, 2000